As filed with the Securities and Exchange Commission on December 8, 2014 Registration No. 333-59292
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________________________
POST-EFFECTIVE AMENDMENT NO. 3 TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_______________________________________
THE GAP, INC.
(Exact Name of Registrant as Specified in Its Charter)
___________________________________________

Delaware	94-1697231
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

Two Folsom Street, San Francisco, CA 94105
(Address of Principal Executive Offices) (Zip Code)
____________________________________
The Gap, Inc. 2002 Stock Option Plan
(Full Title of the Plan)
_________________________________
Michelle Banks, Esq.
The Gap, Inc.
Two Folsom Street
San Francisco, CA 94105
(Name and address of agent for service) Telephone number, including area code, of agent for service: (415) 427-0100
Copies to:
Brett Cooper
Orrick, Herrington & Sutcliffe LLP
405 Howard Street
San Francisco, California 94105-2669
(415) 773-5700
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY STATEMENT - DEREGISTRATION OF SHARES
The Gap, Inc. (the “Registrant”) is filing this Post-Effective Amendment No. 3 to Form S-8 Registration Statement to deregister certain securities previously registered by the Registrant pursuant to its Registration Statement on Form S-8 (File No. 333-59292), which was originally filed with the Securities and Exchange Commission (the “Commission”) on April 20, 2001 and amended by Post-Effective Amendment No. 1 thereto filed with the Commission on February 12, 2003 and further amended by Post-Effective Amendment No. 2 thereto filed with the Commission on August 4, 2006 (the “2001 Form S-8”). A total of 30,000,000 shares of the Registrant’s common stock, $0.05 par value (“Shares”), were originally registered for issuance under The Gap, Inc. 2002 Stock Option Plan, as amended (the “2002 Plan”), pursuant to the 2001 Form S-8. Of those, 20,225,653 were previously deregistered pursuant to Post-Effective Amendment No. 2 to the 2001 Form S-8.
On May 9, 2006, the shareholders of the Registrant approved The Gap, Inc. 2006 Long-Term Incentive Plan, as amended and restated effective as of January 24, 2006 (formerly known as “The Gap, Inc. 1996 Stock Option and Award Plan”) (the “LTIP”). No further awards will be made under the 2002 Plan on or after January 24, 2006. According to the terms of the LTIP, the number of Shares (not to exceed 39,138,672) that remained available for grant under the 2002 Plan as of January 24, 2006 and any Shares (not to exceed 30,800,884) that otherwise would have been returned to the 2002 Plan after January 24, 2006 on account of the expiration, cancellation or forfeiture of awards granted thereunder (collectively, the “Carryover Shares”), are to be included in the reserve of Shares available for issuance under the LTIP (the “LTIP Share Reserve”).
A total of 13,775,806 additional Carryover Shares have become includible in the LTIP Share Reserve as of December 8, 2014 (the “Additional Carryover Shares”). The Registrant has registered the Additional Carryover Shares for issuance under the LTIP pursuant to a new Registration Statement on Form S-8, which was filed on December 8, 2014 (the “2014 Form S-8”).

The Registrant is filing this Post-Effective Amendment No. 3 to the 2001 Form S-8 in order to deregister 9,774,347 of the Additional Carryover Shares therefrom, which Shares have been carried forward to the 2014 Form S-8 for issuance under the LTIP. Accordingly, the Registrant hereby withdraws from registration under the 2001 Form S-8, the remaining 9,774,347 Shares that have not been and will not be issued under the 2002 Plan.
Concurrently with the filing of this Post-Effective Amendment No. 3 to the 2001 Form S-8, the Registrant is filing a Post-Effective Amendment No. 2 to its Registration Statement on Form S-8 (File No. 333-76523), which was originally filed with the Commission on April 19, 1999 and amended by Post-Effective Amendment No. 1 thereto filed on February 12, 2003 and Post-Effective Amendment No. 2 thereto filed on August 4, 2006, in order to deregister 4,001,459 of the Additional Carryover Shares therefrom, which Shares also have been carried forward to the 2014 Form S-8 for issuance under the LTIP.

SIGNATURES
THE REGISTRANT
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 3 to Registration Statement on Form S-8 (File No. 333-59292) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California on the 8th day of December, 2014.

THE GAP, INC.
(Registrant)
By: /s/ Glenn K. Murphy
Glenn K. Murphy
Chairman and Chief Executive Officer

Note: No other person is required to sign this post-effective amendment to the Registration Statement on Form S-8 in reliance on Rule 478 of the Securities Act of 1933, as amended

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